                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. ___)(1)


                                Accuhealth, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04380911
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 22, 2001
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         /_/      Rule 13d-1(b)
         /X/      Rule 13d-1(c)
         /_/      Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04380911                     13G                   Page 2 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     RFE Management Corporation
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04380911                     13G                   Page 3 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     RFE Investment Partners V, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       831,938, upon the exercise of the
 Owned by                           Warrants described herein
 Each Reporting              --------------------------------------------------
 Person With:                 (6) Shared Voting Power
                                    Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person *

     PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04380911                     13G                   Page 4 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     RFE Associates V, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04380911                     13G                   Page 5 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     A. Dean Davis
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04380911                     13G                   Page 6 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Michael J. Foster
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04380911                     13G                   Page 7 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Howard C. Landis
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04380911                     13G                   Page 8 of 16 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     James A. Parsons
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       831,938, upon the exercise of the
                                    Warrants described herein
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    831,938, upon the exercise of the
                                    Warrants described herein
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     831,938, upon the exercise of the Warrants described herein
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 9 of 16 pages

                                  Schedule 13G
                               Amendment No. ___*
                          Common Stock Par Value $0.01
                               CUSIP No. 04380911

ITEM 1(A)         NAME OF ISSUER:
                  Accuhealth, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  Ridge Hill
                  Yonkers, New York 10710

ITEM 2(A)         NAME OF PERSON FILING:

     This Statement is filed on behalf of each of the persons (each, a "Reporting Person", and collectively, "Reporting Persons") listed below. The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The Agreement among the Reporting Persons to file as a group is attached hereto as EXHIBIT 1. Pursuant to Rule 13d-4 under the Act, each Reporting Person disclaims the existence of a "group" and expressly declares that the filing of this statement shall not be construed as an admission that such Reporting Person is, for purposes of Section 13(d) or 13 (g) of the Act (or for any other purpose), the beneficial owner of any securities covered by this statement.

o RFE Investment Partners V, L.P., a Delaware limited partnership ("RFE Partners");

o RFE Associates V, L.P., a Delaware limited partnership ("RFE Associates"), the general partner of RFE Partners;

o RFE Management Corporation, a Delaware corporation ("RFE Management"), investment advisor to RFE Partners

o     A. Dean Davis, an individual;

o     Michael J. Foster, an individual;

o     Howard C. Landis, an individual; and

o     James A. Parsons, an individual.

                                                             Page 10 of 16 pages

     RFE Partners is a private investment limited partnership; RFE Associates is the general partner of RFE Partners. RFE Management serves as investment advisor to RFE Partners. The principal occupation of the Reporting Persons who are individuals is serving as general partners of RFE Associates and as general partners/members of other private investment entities.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o RFE Management Corporation
     36 Grove Street
     New Canaan, Connecticut 06840.

ITEM 2(C)         CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.01

ITEM 2(E)         CUSIP NUMBER: 04380911

ITEM 3            Not Applicable.

ITEM 4            OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 5,297,513 shares outstanding as of December 31, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000, plus shares issuable upon exercise of Warrants to acquire common stock as described in the following sentence. Amounts shown as beneficially owned include currently exercisable Warrants to purchase 831,938 shares of common stock. No Reporting Persons own of record any shares of Common Stock

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                                             Page 11 of 16 pages

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10           CERTIFICATIONS.

     Not applicable

                                                             Page 12 of 16 pages


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 2, 2001

                                      RFE Investment Partners V, L.P.

                                      By:      RFE Associates V, L.P.,
                                               Its General Partner


                                      By:         /s/ Michael J. Foster
                                               ---------------------------------
                                               A General Partner

                                      RFE Associates V, L.P.


                                      By:         /s/ Michael J. Foster
                                               ---------------------------------
                                               A General Partner


                                          /s/ A. Dean Davis
                                      ------------------------------------------
                                      A. Dean Davis


                                          /s/ Michael J. Foster
                                      ------------------------------------------
                                      Michael J. Foster


                                          /s/ Howard C. Landis
                                      ------------------------------------------
                                      Howard C. Landis


                                          /s/ James A. Parsons
                                      ------------------------------------------
                                      James A. Parsons

                                                             Page 13 of 16 pages

                                      RFE Management Corporation


                                      By:         /s/ Michael J. Foster
                                               ---------------------------------
                                               Title:  Vice President and
                                                       Secretary

                                                             Page 14 of 16 pages

                                INDEX TO EXHIBITS


                                                                         PAGE


EXHIBIT A          Agreement of Reporting Persons                         15

                                                             Page 15 of 16 pages

                                    EXHIBIT A

AGREEMENT OF REPORTING PERSONS

     Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Accuhealth, Inc. has been filed on behalf of the undersigned.

SIGNATURE:


     Dated: March 2, 2001

                                      RFE Investment Partners V, L.P.

                                      By:      RFE Associates V, L.P.,
                                               Its General Partner


                                      By:         /s/ Michael J. Foster
                                               ---------------------------------
                                               A General Partner

                                      RFE Associates V, L.P.


                                      By:         /s/ Michael J. Foster
                                               ---------------------------------
                                               A General Partner


                                         /s/ A. Dean Davis
                                      ------------------------------------------
                                      A. Dean Davis


                                         /s/ Michael J. Foster
                                      ------------------------------------------
                                      Michael J. Foster


                                         /s/ Howard C. Landis
                                      ------------------------------------------
                                      Howard C. Landis


                                         /s/ James A. Parsons
                                      ------------------------------------------
                                      James A. Parsons

                                                             Page 16 of 16 pages



                                      RFE Management Corporation


                                      By:        /s/ Michael J. Foster
                                               ---------------------------------
                                               Title:  Vice President and
                                                       Secretary